UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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INTERNATIONAL BANCSHARES CORPORATION
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INTERNATIONAL BANCSHARES CORPORATION

1200 San Bernardo Avenue

Laredo, Texas 78040

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of International Bancshares Corporation (the “Company”) will be held at IBC’s Annex Building, located at 2416 Jacaman Road, Laredo, Texas 78041, on Monday, May 20, 2019 at 5:00 p.m. for the following purposes:

(1)	To elect eight (8) directors to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;
(2)	To ratify the appointment of RSM US LLP as independent auditors for the fiscal year ending December 31, 2019;
(3)

To consider and approve a non‑binding advisory resolution to approve the compensation of the Company’s named executive officers as described in the Compensation, Discussion and Analysis and the tabular disclosures in the accompanying Proxy Statement;

(4)	To consider an advisory vote regarding the frequency of the advisory approval of the Company’s executive compensation; and
(5)	To transact such other business as may lawfully come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 1, 2019 are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. The Company’s 2018 Annual Report is being furnished along with this Proxy Statement to the shareholders of record as of April 1, 2019.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed Proxy Statement and Annual Report on Form 10‑K are available on our website at www.ibc.com, under the heading “Investors” in the section for “SEC Filings.” You may also access our Proxy Statement and Form 10‑K at https://materials.proxyvote.com/459044, which does not have “cookies” that identify visitors to the site.

In order to ensure the representation of a quorum at the Annual Meeting, shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy card and return it promptly to the Trust Division, International Bank of Commerce, P. O. Drawer 1359, Laredo, Texas 78042‑1359. A return envelope is enclosed for that purpose.

INTERNATIONAL BANCSHARES CORPORATION
Dennis E. Nixon President and Chairman

Dated: April 15, 2019

INTERNATIONAL BANCSHARES CORPORATION

1200 San Bernardo Avenue

Laredo, Texas 78040

PROXY STATEMENT

The Board of Directors of International Bancshares Corporation, a Texas corporation, is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Monday, May 20, 2019 at 5:00 p.m., local time, at the IBC Annex, located at 2416 Jacaman Rd., Laredo, Texas 78041. The Company will pay for the cost of the proxy material preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. International Bancshares Corporation is referred to in this document as “we,” “us,” “our,” or the “Company.”

It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by regular employees of the Company for no additional compensation. Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the proxy by giving notice in person or in writing to the Company’s Secretary at 1200 San Bernardo Avenue, Laredo, Texas 78040, or by appearing at the Annual Meeting, giving notice of revocation of the proxy and voting in person. The approximate date on which this Proxy Statement and the accompanying form of proxy are first sent or given to shareholders is April 15, 2019.

Voting of Proxies and Shares; Quorum

Only the holders of record of outstanding shares of our class of Common Stock, par value $1.00 per share, at the close of business on the record date of April 1, 2019, shall be entitled to notice of and to vote at the Annual Meeting. There were 65,644,603 shares of Common Stock issued and outstanding as of that date held by approximately 1,923 shareholders of record. Each such shareholder is entitled to one vote for each share of Common Stock held.

All shares entitled to vote, represented by a properly executed and unrevoked proxy received in time for the Annual Meeting, will be voted in accordance with the instructions given. In the absence of such instructions, shares will be voted as recommended by the Board of Directors. The persons named as proxies will also be authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. If any nominee for director shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends.

If you hold your shares in nominee or street name, a “voting instruction form” is the document used to instruct your proxy how to vote your shares. If your shares are held in street name by a broker, the broker will vote your shares only if you give your broker instructions on the “voting instruction form.” If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment, but may not vote your shares in favor of the election of directors, the non‑binding advisory resolution to approve the executive compensation program, the proposal regarding the frequency of the advisory approval of the executive compensation program, or any other item of business that is not considered a “routine” matter. Your broker will return a proxy card without voting on such non‑routine matters if you do not give voting instructions with respect to these matters. This is commonly referred to as a “broker non‑vote.” We encourage you to vote on all matters proposed in this Proxy Statement.

A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock. The judges of election will treat abstentions and broker non‑votes as shares that are present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. With respect to the election of directors, if a quorum exists, the nominees for director receiving a majority of the votes cast (i.e., the number of shares voted “for” a director nominee exceeds the number of votes cast “against” that nominee) will be elected as directors. Therefore, shares considered not present at the meeting, broker non‑votes and shares voting “abstain” have no effect on the election of directors. If the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting and entitled to vote.

Abstentions will be treated as present and entitled to vote with respect to any proposal for purposes of determining both the presence of a quorum with respect to such proposal and its approval. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the holder(s) of such shares will not be considered as present with respect to such matter for purposes of determining either the presence of a quorum with respect to such matter or its approval. Thus, abstentions with respect to any such matter will have the same legal effect as a vote against such matter, while broker non‑votes will not affect the outcome of such matter.

Annual Meeting Admission

If you wish to attend the Annual Meeting in person, you must present a valid form of photo identification, such as a driver’s license. If you are a beneficial owner of Common Stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted. In this regard, a recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. The Company reserves the right to prohibit cameras, recording equipment, or electronic devices in the meeting.

Important Notice Regarding Availability of Proxy Materials For Annual Meeting To Be Held On May 20, 2019

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our Annual Report on Form 10‑K are available on our website at www.ibc.com, under the heading “Investors” in the section for “SEC Filings.” To protect your privacy, you may also access our Proxy Statement and Form 10‑K at https://materials.proxyvote.com/459044, which does not have “cookies” that identify visitors to the site.

PROPOSAL—1

ELECTION OF DIRECTORS

Directors are elected annually and hold office until their respective successors are duly elected and qualified. Each nominee currently serves as a director of the Company. It is the intention of the persons named in the enclosed form of proxy, unless the proxy specifies otherwise, to vote the shares represented by the proxy FOR the election of the nominees set forth below. Although it is anticipated that each nominee will be available to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person as may be designated by the Board of Directors.

Certain information concerning each nominee as of April 1, 2019 is set forth below, and in some cases includes information pertaining to service with International Bank of Commerce, or IBC, the Company’s lead bank subsidiary and predecessor company.

	Director
Nominee For Director	Since	Age	Company Position(s)
Javier de Anda	2015	66	Director(1)
Irving Greenblum	1981	89	Director(2)(3)
Douglas B. Howland	2010	68	Director(1)(2)(3)
Peggy J. Newman	1997	87	Director(3)
Dennis E. Nixon*	1975	76	Chairman of the Board and President; IBC Chief Executive Officer; Director
Larry A. Norton	2010	71	Director(1)(2)(3)
Roberto R. Reséndez	2015	68	Director(1)
Antonio R. Sanchez, Jr.	1995	76	Director

*Executive Officer of the Company

(1)	Member of the Audit Committee
(2)	Member of the Nominating Committee
(3)	Member of the Compensation Committee

The business experience for the past five years of each of the director nominees is set forth below, and includes information regarding the person’s experience, qualifications, attributes or skills that led the Nominating Committee and the Board of Directors to the conclusion that the person should serve as a director for the Company. Each director nominee other than Mr. Sanchez is also a director of IBC. None of the director nominees nor executive officers of the Company has a family relationship with any of the other nominees or executive officers, except for Mr. de Anda who is Ms. Newman’s son‑in‑law.

Javier de Anda joined our Board of Directors in September 2015 and the board of IBC Laredo in July 2015. Mr. de Anda is a Laredo native and has been a member of the board of IBC’s subsidiary bank, Commerce Bank, since March 2010. He currently serves as the Senior Vice‑President of B.P. Newman Investment Co., a private real estate company and apartment building operator founded in 1968 in Laredo. Mr. de Anda also currently co‑owns 20 Popeye’s Louisiana Kitchen franchises in the Laredo and El Paso area, which employs more than 300 people. His achievements led to his induction into the Laredo Junior Achievement Business Hall of Fame. Mr. de Anda’s extensive ties to local community and business leaders, demonstrated leadership skills, entrepreneurial business experience and his significant knowledge of the markets that we serve, as well as his long‑standing service as a director for Commerce Bank, have led the Board to conclude that he should continue serving on our Board.

Irving Greenblum has been one of our directors since 1981, and a director of IBC for the same period. Mr. Greenblum is a private investor and has been involved in international opportunities and real estate investments in the Laredo business community for over fifty years. In addition to his demonstrated leadership skills, his business experience, his long‑standing service to the Company and very active role as a director of the Company, as well as his knowledge of the Texas communities we serve; have led the Board to conclude that Mr. Greenblum should continue serving on our Board.

Douglas B. Howland has been a director of ours since 2010, and has served on the board of our subsidiary bank, Commerce Bank for over twenty years before becoming one of our directors. Mr. Howland served as the chief executive officer of Libcon, Inc., a privately‑held construction company in Laredo until its sale April 2011, and as a private investor since that time. He has served as director of the Laredo Development Foundation for more than 15 years and continues to be an active member of the Laredo business and non‑profit communities. Mr. Howland has a Bachelor of Science degree in civil engineering from Texas A&M University. In addition to his role as one of our independent directors, Mr. Howland’s experiences in preparing, analyzing or evaluating financial statements, as well as his experience in business operations and management and knowledge of the Texas communities we serve, have led the Board to conclude that Mr. Howland should continue serving on our Board.

Peggy J. Newman has been one of our directors, and a director of IBC since 1997. Ms. Newman has been a private real estate investor through various entities. She is currently and has been president of B.P. Newman Investment Co., Inc. located in Laredo, Texas for more than five years.  Ms. Newman’s experience in preparing, analyzing and evaluating financial statements, her experience in business operations and management, her long service to the Company and very active role as a director of the Company, and her knowledge of the Texas communities we serve, have led the Board to conclude that Ms. Newman should continue serving on our Board.

Dennis E. Nixon has served as the Company’s chairman and president since 1979. Prior thereto, he served IBC as its chief executive officer since 1975, and as president of IBC during that same period. With over 43 years of experience working in the banking industry in Texas and serving as our chief executive officer for most of that time, Mr. Nixon’s outstanding leadership skills and a deep understanding of the local banking market and issues facing the banking industry, as well as his knowledge of the communities we serve, has led the Board to conclude that Mr. Nixon should continue serving on our Board.

Larry A. Norton has been one of our independent directors and a director of IBC since 2010. In addition, he served on the board of our subsidiary Commerce Bank for over twenty‑five years. He has been the president of Norton Stores Inc., a family retail sales business, until his retirement as of December 31, 2016, and owner of Larry A. Norton & Co., a retail computer sales company, for more than thirty years. He has served as president of the Laredo Chamber of Commerce with close ties to the Laredo business and non‑profit communities. In addition to his experience reviewing financial statements and financial matters, Mr. Norton’s experiences in business operations and management, as well as his knowledge of the Texas communities that we serve, have led the Board to conclude that Mr. Norton should continue serving on our Board.

Roberto R. Reséndez was appointed to our Board in July 2015. Mr. Reséndez has more than thirty years’ experience in ranching and investments.  Mr. Reséndez has a Bachelor of Science degree in industrial engineering from Texas A&M University. As one of our independent directors, Mr. Reséndez’s leadership skills and experience in reviewing financial statements and financial matters has led the Board to conclude that he should continue serving on our Board.

Antonio R. Sanchez, Jr. has been a director of the Company since 1995. He has been an independent oil and gas operator since 1973, and has been an owner, director since 1979 and the Chairman of the Board of Sanchez Oil & Gas Corporation since 1992. Also, since 2012, Mr. Sanchez, Jr. has been a director and the Chairman of the Board of Sanchez Energy Corporation (NYSE: SN), an independent, publicly‑traded oil and natural gas exploration and production company. Mr. Sanchez’s long tenure as a successful businessman, his public company leadership experience, his long‑standing service as a director of the Company, as well as his strong ties to and knowledge of the Texas communities we serve, have led the Board to conclude that Mr. Sanchez should continue serving on our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Vote Required

If a quorum exists, the nominees for director receiving a majority of the votes cast (i.e., the number of shares voted “for” a director nominee exceeds the number of votes cast “against” that nominee), will be elected as directors. Votes cast will include only votes cast with respect to shares present in person or represented by proxy at the meeting and entitled to vote and will exclude abstentions. Therefore, shares not considered present, at the meeting, broker non‑votes and shares voting “abstain” will have no effect on the election of directors.

CORPORATE GOVERNANCE

We are committed to sound corporate governance practices. The Board of Directors has implemented a number of enhancements to our corporate governance practices, including adopting a majority vote standard for uncontested director elections. The Board also formed a Risk Committee and adopted a written Risk Committee Charter. The Board also formed a Nominating Committee of independent directors to identify qualified candidates for nomination to the Board, as discussed further below.

Director Independence

Our Common Stock is listed on the Nasdaq Global Select Market, which listing rules require that a majority of our directors be “independent directors,” as defined in the Nasdaq Marketplace Rules. Our Board has affirmatively determined that all of the Company’s directors, other than Messrs. Nixon and Sanchez, are independent directors under the Nasdaq listing rules.

Attendance at Board Meetings; Executive Sessions

During 2018, the Board of Directors held six meetings. All of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such director served, except for Ms. Newman who attended approximately 33% of such meetings. The Board also took action on a number of occasions as needed without a physical meeting in the form of unanimous written consents. In addition, non‑employee directors meet periodically in executive session without members of management present. The non‑employee directors met in executive session six times during 2018.

Board Nominations

The Board of Directors has established a Nominating Committee, which operates under a formal written charter adopted by the Board. The Nominating Committee recommended each of the current director nominees, which recommendations were subsequently confirmed by the Board of Directors. The Nominating Committee Charter is available on the Company’s website at www.ibc.com. under the heading “Investors—Corporate Governance.”

The Nominating Committee is comprised of three directors, as determined by the Board, each of whom satisfies the independence requirements of the Nasdaq Marketplace Rules, and has experience that, in the business judgment of the Board, would be helpful in addressing the matters delegated to the Committee. The independent directors utilize a variety of methods for identifying and evaluating director nominees. The Nominating Committee Charter sets forth criteria that the Committee may consider, among other criteria deemed appropriate by the Committee, in recommending candidates for election to the Board. The Board has no formal policy regarding diversity, but diversity is considered when evaluating nominees because the Board believes it is beneficial to the Company for directors to reflect the diversity of the Company’s markets. The Company also does not have formal stock ownership guidelines for directors, but ownership of our Common Stock by a director candidate is a factor that was considered by the Nominating Committee in connection with its recommendation of the existing directors for an additional term.

The Nominating Committee will consider director candidates recommended by shareholders if provided with the following: (i) evidence, in accordance with Rule 14a‑8 under the Exchange Act, of compliance with shareholder eligibility requirements; (ii) the written consent of the candidate(s) for nomination as a director and verification as to the accuracy of the biographical and other information submitted in support of the candidate; (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director; and (iv) all information regarding the candidate(s) and the submitting shareholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors. Any recommendations received from shareholders will be evaluated in the same manner that other potential nominees are evaluated. Any shareholder that wishes to present a director candidate for consideration should submit the information identified above pursuant to the procedures set forth below under “Shareholder Communication with the Board of Directors.” With respect to the timing of shareholder nominations for the 2020 Annual Meeting, please see the discussion set forth below under “Shareholder Proposals For 2020 Annual Meeting.” The Company received no nominations of board candidates from our shareholders for the Annual Meeting.

Annual Meeting Attendance

Although the Company does not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of our then current directors were in attendance at last year’s annual shareholder meeting, except for Antonio R. Sanchez, Jr.

Code of Ethics

The Board of Directors has adopted the International Bancshares Corporation Code of Ethics and Business Conduct, which is available on the Company’s website at www.ibc.com. The Code of Ethics and Business Conduct applies to all directors, officers and employees of the Company. Certain sections of the Code only apply to financial professionals of the Company. Any amendment to, or any waiver applicable to any of our directors, executive officers or senior financial officers of, the Code of Ethics and Business Conduct will be disclosed on our website within the time period required by the SEC and the Nasdaq Global Select Market.

Shareholder Communications With The Board of Directors

Shareholders may communicate directly with the Board of Directors. All communications should be in writing and directed to the Company’s Corporate Secretary, Marisa V. Santos, at International Bancshares Corporation, P. O. Drawer 1359, Laredo, Texas 78042, and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed appropriate, the Corporate Secretary will forward correspondence to the Chairman of the Board or any specific director or Committee to whom the correspondence is directed. In general, communications relating to corporate governance and long‑term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Also, pursuant to our restated Bylaws, a special meeting of shareholders shall be called by the Chairman of the Board, President or Secretary of the Company whenever shareholders holding at least fifty percent (50%) of all the shares entitled to vote at the proposed special meeting make application therefore in writing, which request must state a proper purpose for the meeting and shall be delivered to the Chairman of the Board or the President.

Leadership Structure

Pursuant to our Bylaws, the president is the Company’s chief executive officer, or CEO. The Bylaws also provide that the Board of Directors appoint one of its members to be its Chairman, which is not considered to be an officer position of the Company. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined, but currently believes that the most effective leadership structure for the Company is to combine these responsibilities. The structure avoids duplication of efforts that can result from the roles being separated and avoids confusion within and outside of the Company with respect to who is the highest ranking officer of the Company. The Board also believes that combining these roles enhances accountability for the Company’s performance by avoiding confusion about who is the highest ranking officer. Furthermore, as the Company has combined these roles for almost twenty years, separating them could cause significant disruption in oversight and lines of reporting. Nevertheless, depending upon the circumstances, the Board could choose to separate the roles of Chairman and CEO in the future.

The Company does not have a designated lead independent director. In this regard, the Board of Directors believes that the composition of the Board and the very active involvement by the independent directors create a Board culture that is effective and promotes the consideration of the varied views of all of the directors of the Company. Six of the eight directors of the Company are “independent” as defined in the applicable Nasdaq Marketplace Rules. Further, to help ensure oversight by our independent directors, our Audit, Compensation, Stock Option, Nominating and Long‑Term Restricted Stock Unit Committees are all composed only of independent directors. In addition, the Board does not limit the tenure of its directors, but considers the tenure of the director and the level of involvement of the director on the Board, along with all the other attributes and qualities of the director, in determining whether to approve a director as a nominee for election as a director.

The Company has a succession plan for its CEO, as well as the chief executive officers of the twelve banking centers of the Company. The succession plan focuses on an internal growth strategy. The Company has developed a management structure that emphasizes development from within, but also allows for the addition of qualified leadership from outside the Company when the circumstances warrant such action. The Company’s decentralized operating platform enables the Company to grow and mature its executive management team. There are a number of banking center chief executive officers that have served in such capacity for over twenty years. It is contemplated that the Board, with the advice and counsel of Mr. Nixon, will when deemed appropriate by the Board, select a new CEO by choosing one of the banking center CEOs; although the succession plan would allow the Board to recruit a new CEO if it so chooses.

The Board’s Role in Enterprise Risk Oversight

The Board of Directors is actively involved in overseeing risk management for the Company. The Company’s senior risk officers provide a comprehensive risk report to the Board. The Board also engages in periodic risk management discussions with the senior risk officers, CEO, chief accounting officer and other Company officers as the Board may deem appropriate. All of the directors of the Company, except for Mr. Sanchez, are also directors of IBC, which represents over a majority of the Company’s banking assets. As such, the Board also receives regular reports on risk management matters of IBC.

The Board of Directors also established a Risk Committee and adopted a written Risk Committee Charter. The Risk Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with regard to the Company’s risk management. The Chair of the Risk Committee must be “independent,” as defined in the Nasdaq Marketplace Rules. Currently, all of the members of the Risk Committee are independent directors. In addition, each other committee of the Board has been assigned oversight responsibility for specific areas of risk. For example, the Compensation Committee considers risks that may result from changes in the Company’s compensation programs, while the Asset/Liability, Investment, Balance Sheet‑Management, Funds Management/Liquidity Interest Rate Risk Committee focuses on risk related to credit and interest rates, among others. The Audit Committee reviews risk related to our financial reporting.

Our senior risk officers report directly to the Board of Directors and to the CEO for administrative purposes. The Board believes that the combination of the joint CEO and Chairman positions and the roles of the Board and its committees provide the appropriate leadership to help ensure effective risk oversight.

Meetings and Committees of the Board of Directors

At December 31, 2018, the Board of Directors had eight active committees: Audit Committee; Compensation Committee; Nominating Committee; Stock Option Plan Committee; Asset/Liability, Investment, Balance Sheet‑Management, Funds Management/Liquidity Interest Rate Risk Committee; Long‑Term Restricted Stock Unit Plan Committee; Profit Sharing Plan Committee; and Risk Committee.

Audit Committee

During 2018, the Audit Committee of the Board of Directors consisted of Roberto Reséndez, Douglas B. Howland, Larry A. Norton and Javier de Anda. The Audit Committee met seven times during 2018. The Audit Committee oversees the accounting and financial reporting of the Company and its primary functions are to recommend the appointment of the independent auditors; to review annual and quarterly financial reports; and to review the results of audits by the internal auditor and the independent auditors. The Audit Committee is required to review with management and the independent auditors the basis for all financial reports. The Board of Directors has adopted a separate Audit Committee Charter, which is available on the Company’s website at www.ibc.com under the heading “Investors—Corporate Governance.”

The Board of Directors has determined that Douglas B. Howland is an “audit committee financial expert” as defined by the SEC regulations based on his significant experience as the chief executive officer of Libcon, Inc. for over twenty years, serving on the Audit Committee of the Company for over eight years, and serving as the Chairman of the Audit Committee for over five years. All Audit Committee members are “independent” as defined in the applicable Nasdaq Marketplace Rules, and each has been selected for the Audit Committee by the Board based on the Board’s determination that they are fully qualified to (i) review and understand the Company’s financial statements, (ii) monitor the performance of management, (iii) monitor the Company’s internal accounting operations, (iv) monitor the independent auditors, and (v) monitor the disclosures of the Company to the end that they fairly present the Company’s financial condition and results of operations. In addition, the Audit Committee has the authority on its own to retain independent accountants or other consultants or experts whenever it deems appropriate; although it did not exercise that authority during 2018.

As of December 31, 2018, management assessed the effectiveness of the design and operation of the Company’s internal controls over financial reporting based on the criteria for effective internal control over financial reporting established in “Internal Control—Integrated Framework,” issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in 2013. Based on that assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2018, based on those criteria.

Long‑Term Restricted Stock Unit Plan Committee

During 2018, the Long‑Term Restricted Stock Unit Plan Committee consisted of Irving Greenblum, Peggy J. Newman and Larry A. Norton. The Long‑Term Restricted Stock Unit Plan Committee did not meet during the 2018 fiscal year. Its primary function is the administration of the 2009 International Bancshares Corporation Long‑Term Restricted Stock Unit Plan, which includes determining the form, terms, conditions and amount of each grant under such Plan. The Long‑Term Restricted Stock Unit Plan Committee has the authority to retain outside consultants or separate legal counsel, which authority it did not exercise during 2018. Each member of the Long‑Term Restricted Stock Unit Plan Committee is “independent”, as defined in applicable Nasdaq Marketplace Rules. The Long‑Term Restricted Stock Unit Plan was adopted while the Company was a participant under the TARP program. The Company exited the TARP program in 2012 and the Company has not granted for several years, and does not intend to grant, any additional Long‑Term Restricted Stock Units in the foreseeable future.

Asset/Liability, Investment, Balance Sheet Management, Funds Management/Liquidity Interest Rate Risk Committee

The Asset/Liability, Investment, Balance Sheet‑Management, Funds Management/Liquidity Interest Rate Risk Committee consisted of Dennis E. Nixon, Irving Greenblum, Douglas B. Howland, Larry A. Norton and Roberto  R. Reséndez. The Committee met twice in 2018 and all of its members were present at such meetings. The Committee’s primary function is to administer the investment activity of the Company, including the review of regulatory compliance.

The Profit Sharing Plan Committee

During 2018, the Profit Sharing Plan Committee consisted of Irving Greenblum, Peggy J. Newman, Dennis E. Nixon and Larry A. Norton. The Company has a deferred profit sharing plan for eligible employees. The Profit Sharing Plan Committee met twice during 2018 and all of its members were present. The primary function of the Profit Sharing Plan Committee is to administer the Employees’ Profit Sharing Plan.

Risk Committee

The primary function of the Risk Committee is to assist the Board in fulfilling its oversight responsibilities with regard to the Company’s risk structure and risk management, and overseeing policies relating to the Company’s risk management and its compliance with regulatory obligations. During 2018, the Risk Committee consisted of Irving Greenblum, Douglas B. Howland, Larry A. Norton, Dennis E. Nixon and Roberto R. Reséndez. The Risk Committee met four times during 2018 and all of its members were present at each meeting. The Risk Committee Charter is posted on the Company’s website at www.ibc.com under the heading “Investors—Corporate Governance.”

Nominating Committee

The Nominating Committee consists of Irving Greenblum, Douglas B. Howland and Larry A. Norton. The Committee met once during 2018 and all of its members were present. The primary function of the Nominating Committee is to identify and recommend qualified candidates to become Board members. Also, the Nominating Committee shall, at least annually, review the Board’s annual review of its performance and consider the results of such evaluation when determining whether or not to recommend the nomination of existing directors for an additional term.

Stock Option Plan Committee

During 2018, the Stock Option Plan Committee consisted of Irving Greenblum, Peggy J. Newman and Larry A. Norton. The Stock Option Plan Committee met twice during 2018 and all of its members were present at such meetings. The Stock Option Plan Committee’s primary function is the administration of the 2012 International Bancshares Corporation Stock Option Plan, which includes taking all final action on the amount, timing, price and other terms of all options granted under such Plan. The Stock Option Plan Committee has the authority to retain outside consultants or separate legal counsel, which authority it did not exercise during 2018. Each member of the Stock Option Plan Committee that served during 2018 and who is serving in 2019 is independent as defined in applicable Nasdaq Marketplace Rules.

Compensation Committee

Since all cash compensation paid to our executive officers is paid by IBC, the IBC Salary and Steering Committee is responsible for making recommendations regarding each executive officer’s cash compensation. Each member of the Compensation Committee is also a member of the IBC Salary and Steering Committee, and an independent director, as defined in the applicable Nasdaq Marketplace Rules. The Compensation Committee has the authority to retain outside consultants or separate legal counsel, which authority the Compensation Committee did not exercise during 2018. The Compensation Committee during 2018 consisted of Irving Greenblum, Douglas B. Howland, Peggy Newman and Larry Norton. The Compensation Committee met once during 2018, with all members attending such meeting. The Board of Directors adopted a written Compensation Committee Charter that is posted on the Company’s website at www.ibc.com under the heading “Investors—Corporate Governance.”

Compensation Committee and Stock Option Plan Committee Interlocks and Insider Participation

None of the members of the Compensation Committee or the Stock Option Plan Committee was an officer or employee of the Company or any of its subsidiaries in 2018, nor was any member formerly an officer or employee of the Company or any of its subsidiaries. Some of the members of the Compensation Committee, and some of these members’ associates, are current or past customers of one or more of the Company’s subsidiary banks. Since January 1, 2018, no transactions between these persons and such subsidiaries have occurred, other than borrowings. In the opinion of management, all of the borrowings have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability. Additional transactions may take place in the future.

DIRECTOR COMPENSATION

The table below summarizes the compensation we paid to our non‑employee directors for the year ended December 31, 2018.

	Fees Earned
	or Paid in	All Other
Name	Cash ($)(1)	Compensation ($)2)	Total ($)
Javier De Anda	7,000	16,000	23,000
Irving Greenblum	8,100	16,400	24,500
Douglas B. Howland	9,400	18,800	28,200
Peggy J. Newman	1,700	15,400	17,100
Larry A. Norton	9,700	17,800	27,500
Roberto R. Reséndez	9,400	17,000	26,400
Antonio R. Sanchez, Jr.	5,000	6,000	11,000

(1)

Each director receives compensation for his or her services as a director of the Company in the amount of $1,000 for each board meeting and $400 for each meeting of a board committee that the director attends.

(2)

Includes amounts paid to certain directors for their services as a director of a subsidiary bank in the amount of $1,000 for each board meeting and $400 for each meeting of a board committee of the subsidiary bank that the director attends, as well as an additional year‑end payment of $5,000. All directors received certain perquisites from the Company during 2018, but the incremental cost of providing those perquisites was significantly less than the $10,000 disclosure threshold per director.

Some Board meetings were conducted by telephone conference where directors do not receive a fee for attending. Salaried officers of the Company who are directors are not compensated for committee meetings. No stock options, equity‑based awards, or other forms of non‑equity incentive plan compensation are granted to non‑employee board members. The director fees paid to the named executive officers by the Company and the subsidiary banks are included in the “All Other Compensation” column set forth in the “Summary Compensation Table” below.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In this Compensation Discussion and Analysis section, we discuss certain aspects of our compensation program as it pertains to our principal executive officer, Dennis E. Nixon, our principal chief accounting officer, Judith I. Wawroski, and one other highly‑compensated executive officer, Julie L. Tarvin. We refer to these three persons throughout as the “executive officers,” “named executive officers.” The discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Our management believes that the performance of each of the named executive officers has the potential to impact the Company’s short‑term and long‑term profitability. Therefore, our management places considerable importance on the design and administration of the executive compensation program.

Generally, the compensation package for each of the named executive officers consists of base salary and the possibility of (i) an annual discretionary bonus, (ii) non‑equity incentive plan compensation, and (iii) a discretionary incentive stock option grant. Also, the named executive officers participate in the Employees’ Profit Sharing Plan and receive certain perquisites. Stock option grants are determined by the Stock Option Plan Committee as discussed above. Awards under our MIP may be made by the Compensation Committee. Awards of $1,000,000, $1,250,000 and $1,250,000 were made by the Compensation Committee under the MIP to Mr. Nixon for services rendered to the Company during the 2016, 2017 and 2018 fiscal years, respectively. All cash compensation paid to our named executive officers is paid by IBC. Base salary levels and annual discretionary bonuses are recommended by the Compensation Committee upon recommendation of the Salary and Steering Committee of IBC. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to executive compensation. The Compensation Committee receives recommendations from the Company’s President regarding the compensation of the named executive officers (other than the President).

The challenge for management and the Compensation Committee is to motivate, retain and reward key performers for working harder and smarter than ever in a difficult banking environment.

Executive Summary of 2018 Compensation

The Company’s Incentive Compensation Policy was adopted on October 28, 2010 to address the Federal Reserve incentive compensation guidelines, which were adopted on June 21, 2010. The guidelines apply to all U.S. financial institutions and includes three principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the banking organization;
•	A banking organization’s risk‑management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and
•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

Compensation Philosophy

Our compensation philosophy is to maximize long‑term return to shareholders consistent with the Company’s commitments to maintain the safety and soundness of the institution and provide the highest possible level of service to its customers and the communities that it serves. To do this, the Compensation Committee believes the Company must provide competitive salaries and appropriate incentives to achieve long‑term shareholder return.

Objectives of Executive Compensation

Our executive compensation policies are designed to achieve four primary objectives:

•	attract and retain well‑qualified executive leadership;
•	provide incentives for achievement of corporate goals and individual performance;
•	provide incentives for achievement of long‑term shareholder return; and
•	align the interests of management with those of the shareholders to encourage continuing growth in shareholder value.

The Compensation Committee’s goal is to effectively balance salaries with other performance‑based compensation commensurate with an officer’s individual management responsibilities and contribution to corporate objectives. Each of the named executive officers has served the Company for over twenty-two years. The salary and bonus decisions of the Compensation Committee are subjective and focused on whether there is any compelling reason to deviate from the historical compensation pattern for each named executive officer. If not, it will be expected that the individual will receive a salary and bonus that is consistent with the historical compensation pattern for that individual. The determination of whether there is a compelling reason to deviate from the historical compensation pattern for a named executive officer is based on whether there is a significant change in the trend of financial performance for the Company and whether there is an overall perception that the individual satisfactorily performed his or her duties at the Company. The historical compensation decisions of the Compensation Committee with respect to compensation of the named executive officers also reflect the Compensation Committee’s subjective assessment of the competitive nature of the markets where the Company operates and the difficulty in retaining qualified executive officers in such markets. The Compensation Committee takes these competitive salary factors into consideration when making its subjective salary and bonus compensation decisions for the named executive officers.

Decisions Regarding Executive Compensation

The Compensation Committee’s recommendations regarding each named executive officer’s compensation are subjective with regard to both the base salary and discretionary bonus, non‑equity incentive plan compensation and a discretionary incentive stock option grant. At the end of each year, a base salary recommendation for the next year and a discretionary bonus recommendation for the previous year’s service are made for each named executive officer by the Compensation Committee. When proposing compensation levels, the Compensation Committee reviews, discusses and analyzes the historical compensation for each named executive officer of the Company and whether there is any compelling reason to deviate from such historical compensation pattern. Generally, in the event that the Compensation Committee perceives that there will be a long‑term trend of negative overall performance of the Company, or in the event that a named executive officer is perceived as not having satisfactorily performed his or her duties at the Company, will the cash compensation of such named executive officer be expected to be negatively impacted. The Compensation Committee receives recommendations respecting such analysis from the Company’s President (other than as it pertains to the President). Before a vote is taken, Committee members have an opportunity to ask for additional information, to raise and discuss further questions and to consult outside consultants and/or separate legal counsel. During 2018, the Compensation Committee did not consult outside consultants or separate legal counsel. The Compensation Committee intends to consider the independence factors set forth in the Nasdaq Listing Rule 5605(d)(3) if the Compensation Committee decides to hire a compensation consultant, legal counsel or other compensation adviser in 2019. All base salary and cash bonus recommendations of the Compensation Committee, other than awards under the MIP, are subject to final approval of the IBC Board of Directors.

Elements of Compensation

Our executive compensation program consists primarily of the following elements: (i) base salary and benefits; (ii) annual cash bonus incentives, (iii) non‑equity incentive plan compensation, including possible awards under the Management Incentive Plan; (iv) longer‑term equity‑based incentives in the form of stock options; (v) participation in the Employees’ Profit Sharing Plan; and (vi) certain perquisites. In 2010, due to the Company’s participation in the TARP program, we added an additional element to our executive compensation program in the form of long‑term restricted stock units, but no long‑term restricted stock units were granted in 2018. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed above.

Base Salary and Benefits.  Annual base salaries are set to attract and retain executive officers with exceptional abilities and talent. The Compensation Committee considers each named executive officer’s performance, historical compensation and responsibilities within the Company. As noted, the salary decisions of the Compensation Committee are subjective and focused on whether there is any compelling reason to deviate from the historical compensation pattern for each named executive officer. If not, it will be expected that the individual will receive a base salary that is consistent with the historical compensation pattern for that individual. The Compensation Committee also periodically collects salary information from other publicly‑traded bank holding companies in Texas. The Compensation Committee does not have targeted parameters with respect to the review of the salary information collected from such comparative companies. Rather, the Compensation Committee collects the salary information for comparison as a means to identify major changes in the overall compensation levels of executive officers of publicly‑traded bank holding companies in Texas. Any such major change would be considered by the Compensation Committee in its determination of whether there is a compelling reason to deviate from the historical compensation pattern for any of the named executive officers. The Compensation Committee believes that the usefulness of the salary data of comparative companies is limited because the duties of officers with the same title may greatly differ from one company to another. In 2018, the Compensation Committee collected and analyzed 2017 salary information from Cullen/Frost Bankers, Inc., Prosperity Bancshares, Inc., Texas Capital Bancshares, Inc., and Valley National Bancorp. During 2018, neither the Company nor the Compensation Committee retained the services of any compensation consultant.

Annual Cash Bonus Incentives. Annual cash bonus incentives are used to reward named executive officers for the Company’s overall performance, taking into consideration individual performance. The discretionary bonus program is intended to compensate each named executive officer for the officer’s contribution to the Company’s (i) financial performance and (ii) other non‑financial goals during the previous year. The Company did not pay a discretionary cash bonus to Mr. Nixon in 2018.  The other two named executive officers did receive cash bonuses as set forth in the Summary Compensation Table below.

Bonus decisions of the Compensation Committee are subjective and focused on whether there is any compelling reason to deviate from the historical compensation pattern for each named executive officer. If not, it will be expected that the individual will receive a bonus that is consistent with the historical compensation pattern for that individual. For each named executive officer other than the President, the President conducts a subjective analysis of each officer’s individual performance and makes recommendations to the Compensation Committee as to the appropriate discretionary bonus amount, if any, taking into account each such officer’s historical compensation pattern. With respect to the analysis of individual performance, the President and Compensation Committee only determine whether there is a perception that the executive officer satisfactorily performed his or her duties at the Company. The Compensation Committee considers the recommendations of the President in determining the amount of the discretionary bonus for each named executive officer, other than the President. All decisions of the Compensation Committee with respect to executive compensation are subject to the final approval of the IBC Board of Directors.

In addition to considering an executive officer’s historical compensation pattern and individual performance, the Compensation Committee also considers four measures of corporate performance in determining annual cash discretionary bonus amounts to be paid to the named executive officers. These measures of performance are:

•	earnings per share and earnings per share growth;
•	return on average assets;
•	return on average equity; and
•	non‑financial objectives.

During 2018, we did not have specific performance targets, thresholds or goals for any of the foregoing measures. Each measure is analyzed by the Compensation Committee to determine how it compares to the historical performance of the Company. Even if the performance in a category is not as favorable as the historical performance of the Company in such category, the Compensation Committee will subjectively analyze the reason for the difference and whether the Company believes it will cause a long‑term trend of negative overall performance of the Company. The Compensation Committee is focused on the long‑term results of the Company and recognizes that there may be periods when certain non‑financial objectives may out‑weigh near‑term financial performance. The Compensation Committee believes that the total compensation paid to each of the named executive officers in 2018 was appropriate in light of the compensation objectives of the Company.

Management Incentive Plan.  During 2013, the Company adopted the MIP, which was designed to enable certain incentive awards to be deductible to the Company under Internal Revenue Code Section 162(m). In February 2018, the Compensation Committee established performance goals under the MIP that the Company would be required to meet or exceed for the 2018 fiscal year, which were either one of the following ratios: (1) a .90% return on average total assets or (2) a  8% return on average total shareholders’ equity. In February 2019, the Compensation Committee confirmed that at least one of the 2018 performance goals was met and the Compensation Committee awarded $1,250,000 to Mr. Nixon for services rendered during fiscal year 2018. In February 2019, the Compensation Committee established the performance goals under the MIP for fiscal year 2019, which are either one of the following ratios: (1) a  .90% return on the average total assets or (2) an 8% return on the average total shareholders’ equity. The Compensation Committee also selected Mr. Nixon as the only eligible participant under the MIP to receive an award for the 2019 fiscal year.

For services rendered to the Company in 2018,  Mr. Nixon received a salary of $660,000. The amount of Mr. Nixon’s salary was consistent with the historical salary compensation pattern for Mr. Nixon, who has served as President of the Company and its predecessor, IBC, since 1975 and whose duties are more extensive than those of the other named executive officers.

Longer‑Term Equity‑Based Incentive‑Stock Options.  A portion of executive compensation is also linked to corporate performance through equity‑based compensation awards in the form of stock options under the 2012 International Bancshares Corporation Stock Option Plan, or Stock Option Plan. Awards under the Company’s shareholder‑approved Stock Option Plan are designed to:

•	align executive officer and shareholder interests;

•	reward officers for building shareholder value; and
•	encourage long‑term investment in the Company by its executive officers.

Although our Company has no specific stock ownership guidelines, the Compensation Committee believes that stock ownership by management is beneficial to shareholders and stock options have been granted by the Company to executive officers and key salaried employees pursuant to various shareholder‑approved stock option plans for many years. The size of the option grants is determined by the Stock Option Plan Committee based upon a subjective assessment of the respective employee’s performance, compensation level and other subjective factors determined by the Stock Option Plan Committee.

All stock option grants to executive officers have been made pursuant to shareholder‑approved stock option plans. The Stock Option Plan Committee administers all aspects of the Stock Option Plan and also has authority to determine the individuals to whom and the terms upon which options are granted, the number of shares subject to each option and the form of consideration payable upon the exercise of an option. The President makes recommendations of stock option grants (other than for himself), which the Stock Option Plan Committee then considers. The Stock Option Plan Committee takes final action on the amount, timing, price and other terms of all options granted to executive officers and key salaried employees of the Company. The exercise price of each option granted under the Stock Option Plan equaled the fair market value of the Common Stock as of the date of grant.

The Stock Option Plan Committee made awards in the form of stock options to two of the named executive officers and to several key employees during 2018. The Stock Option Plan Committee has no formal policy as to timing of awards of stock options other than as set forth below with respect to the release of material non‑public information. The size of the stock option grants are determined by the Stock Option Plan Committee based upon a subjective assessment of the respective employee’s performance, compensation level and other factors. Historically, the Company has not granted stock options to the named executive officers every year. The Company believes it is important to award the available stock options to key employees of the Company in order to encourage long‑term investment in the Company by such employees.

All stock option awards under the Stock Option Plan have been made at the fair market value of the our Common Stock on the date of grant. Stock options granted under the Stock Option Plan are generally granted for a term of eight or ten years and have a six or seven year vesting schedule. Stock options granted under the Stock Option Plan become exercisable generally over a six or seven year vesting period, vesting 5% after the first or second anniversary, and 10%, 15%, 20%, 25% and 25% each respective year thereafter and expire eight or ten years from the date of grant. The Stock Option Plan permits the exercise price to be paid by delivery of cash or by surrendering shares of our Common Stock. Vesting of certain stock options may be accelerated upon certain events, including a change in control of the Company. The President of the Company does not have any stock options that would be accelerated upon a change in control of the Company. Approximately twenty‑five percent of all stock options outstanding and held by executive officers as of December 31, 2018 were vested.

The Stock Option Plan is a tandem plan that provides for the granting of non‑statutory stock options and incentive stock options. No adjustment to the option price of the stock options is permissible if the adjustment would cause the options to become subject to Section 409A of the Internal Revenue Code or the “Code.” The Stock Option Plan Committee believes that its decision to grant incentive stock options in 2018 to named executive officers is consistent with the Company’s compensation objectives.

Long Term Restricted Stock Unit Plan.  In 2009, the Board of Directors adopted the 2009 International Bancshares Corporation Long‑Term Restricted Stock Unit Plan, or LTRSU Plan, to give the Company additional flexibility in the compensation of its officers, employees, consultants and advisors in compliance with all applicable laws and restrictions. The LTRSU Plan provided for both the issuance of long‑term restricted stock units that complied with the compensation restrictions under the TARP program, as well as long‑term restricted stock units that did not comply with such restrictions. Long‑term restricted stock units issuable under the LTRSU Plan are not equity and are payable only in cash. One of our named executive officers, Dennis E. Nixon, received awards of long‑term restricted stock units, or RSUs, that complied with the TARP compensation restrictions. The Company did not issue any RSUs during 2016, 2017 or 2018, and does not have any RSUs outstanding at this time. The Company does not intend to award any RSUs during 2019 or in the foreseeable future.

Profit Sharing Plan.  The Company has a 401(k) deferred profit sharing plan for eligible employees in order to provide a tax‑advantaged savings vehicle to employees. It is a tax‑qualified, defined contribution plan. The Company’s annual contribution to the profit sharing plan is based on a percentage, as determined by the Board of Directors, of total compensation paid during the year to participants of the profit sharing plan. Allocation of the contribution among officers and employees’ accounts is based on length of service and amount of salary earned. Profit sharing costs of $3,850,000 were charged to income for the year ended December 31, 2018. This profit sharing plan and the Company’s  contribution to the plan enhance the range of benefits the Company offers to executives and employees and enhances the Company’s ability to attract and retain qualified employees.

Perquisites and Other Personal Benefits.  The Company provides the named executive officers with modest perquisites and other personal benefits. The perquisites we offer are common in the financial services industry and help the Company attract and retain superior employees for key positions. Some of the perquisites are intended to serve a business purpose because they enhance the ability of our employees to attract and retain customers. The perquisites and other benefits represent a small part of the Company’s overall executive compensation package. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. The primary perquisites are club memberships and the use of Company aircraft. The perquisites are disclosed in the Summary Compensation Table below, and they are itemized in the related supplemental table.

The efficiencies and security afforded by corporate aircraft are a key factor in the Company’s business plan. The Board of Directors has engaged an outside security consultant to assess security risks to the executive management of the Company and adopted the Bank’s Security Policy based on the recommendations of the security consultant. The security consultant recommended that the principal executive officer of the Company, Mr. Nixon, and his family use a Company plane for all business and personal travel. Although Mr. Nixon and his family’s personal use of the Company plane is required by the Company for security reasons, the Company still reports for SEC disclosure purposes the personal use of the Company plane as a perquisite of Mr. Nixon. The Company reports the use of corporate aircraft by executive officers as a perquisite or other personal benefit unless it is integrally and directly related to the performance of the executive’s duties. The personal use of the aircraft is reported at the Company’s incremental cost. The Company estimates the incremental cost to be equal to the Company’s average incremental operating cost, which includes items such as fuel, maintenance, landing fees, trip‑related permits, trip‑related hangar costs, trip‑related catering, meals and supplies, crew expenses during layovers, and any other expenses incurred or accrued based on the number of hours flown. This method fairly approximates the Company’s incremental cost; however, it may overstate the Company’s actual incremental cost in situations where the Company’s aircraft would have flown for business purposes anyway and space would have been available at little or no additional incremental cost to transport the executive or his or her guest(s) who were not traveling for business purposes.

Tax and Regulatory Considerations

The Compensation Committee has considered the limitations on deductibility of compensation of the named executive officers under Section 162(m) of the Code, which provided that publicly‑held companies may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exemptions for qualified, shareholder‑approved “performance‑based” compensation. The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may not be deductible under Section 162(m) when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its shareholders. In 2013, the Board of Directors and the shareholders of the Company voted to approve the MIP, which is intended to constitute a “performance‑based” compensation plan that may provide a deduction under Section 162(m) for certain compensation paid. In February 2019, a $1,250,000 award was made to Mr. Nixon under the MIP for services rendered in fiscal year 2018, but the Company believes that no portion of the 2018 MIP award will be deductible under Section 162(m) as a result of recently enacted federal tax legislation.

The Board of Directors realizes that executive compensation must remain competitive and aligned with shareholder interests, which may result in the Company providing compensation that is not always deductible. The Company contends that retaining the right leadership is of greater shareholder value than achieving 100% deductibility of all executive compensation at all times. This limitation on deductibility does not affect any officer’s receipt of compensation, but increases the company’s tax liability.

The Board and the Compensation Committee also take into consideration various other tax and regulatory matters when determining the amount and type of compensation awarded to executives. These areas include Section 409‑A of the

Code relating to deferred compensation and the expensing of equity grants under FASB ASC Topic 718. In making compensation structure and award decisions, the Compensation Committee does take into account the impact of these regulatory areas.

Other Guidelines Affecting Executive Compensation

Stock‑Based Compensation—Timing of Grants.  The Stock Option Plan Committee sets the exercise price of stock options at the closing stock price on the date of grant. The Stock Option Plan Committee tries to make stock option grants at times when the exercise price will not be influenced by the release of material, non‑public information by the Company. The Company does not time or plan the release of material, non‑public information for the purpose of affecting the value of executive compensation.

Adjustments to Incentive Compensation as a Result of Financial Statement Restatements.  The Board of Directors has adopted a Compensation Clawback Policy, which provides for the adjustment or recovery of awards or payments to executive officers if the relevant Company’s performance measures upon which the awards or payments are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. In the event of a financial statement restatement, if the Compensation Committee determines in its sole discretion that an executive officer of the Company received any performance‑based compensation that would have been lower had it been calculated based on such restated financial statements and such executive officer engaged in intentional unlawful misconduct that materially contributed to the need for the restatement, then the Compensation Committee will, to the full extent permitted by governing law, and as it deems appropriate, require reimbursement from such executive officer of the determined overpayment amount.

Risk Management of Compensation Policies and Procedures

The Compensation Committee specifically considers risks that may arise in connection with the compensation programs of the Company. The Company also has an Incentive Compensation Policy to address the Federal Reserve Incentive Compensation Guidelines that address risk‑management processes related to incentive compensation arrangements. The Federal Reserve’s Guidance addressed in the Incentive Compensation Policy includes three principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the banking organization;
•	A banking organization’s risk‑management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and
•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

Conclusion

We believe the Company’s 2018 executive compensation program’s mix of salary, annual cash bonus incentives, non‑equity incentive plan compensation and longer‑term equity‑based incentives in the form of stock options motivates the Company’s management team to produce strong results for shareholders. Management of the Company does not believe that the risks arising from the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Our Board believes this compensation program strikes an appropriate balance between the interests and needs of the Company and appropriate employee rewards based on shareholder value creation.

Compensation Committee Report

The Compensation Committee Charter is posted on the Company’s website at www.ibc.com under the heading “Investors—Corporate Governance.” The Compensation Committee’s primary duties and responsibilities are to:

•

Review and approve corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluate the CEO’s performance in light of those goals and objectives, and make recommendations to the Board with respect to the CEO’s compensation based on such evaluation;

•	Make recommendations to the Board with respect to incentive compensation and equity‑based compensation plans that are subject to Board approval;
•

Review and discuss with the Company’s management the Compensation Discussion and Analysis, or CD&A, to be included in the Company’s Proxy Statement or the Company’s Annual Report on Form 10‑K, and recommend to the Board whether the CD&A should be included in the Proxy Statement or Form 10‑K; and

•

Provide the Compensation Committee Report to be included or incorporated by reference in the Proxy Statement or Form 10‑K, which complies with the rules and regulations of the Securities and Exchange Commission.

Management Incentive Plan.  During 2013, the Company adopted the International Bancshares Corporation Management Incentive Plan, or MIP, which is administered by the Compensation Committee. The MIP provides that the Compensation Committee shall establish performance targets that must be satisfied prior to paying an incentive payment under the MIP. On February 28, 2019, the Compensation Committee certified in writing that the performance goals for fiscal year ending December 31, 2018 were met and exceeded by the Company and on February 28, 2019, the Compensation Committee approved an award of $1,250,000 be paid to Dennis E. Nixon, President of the Company, under the MIP for services rendered during fiscal year 2018. The Compensation Committee believes its decision to make an award to Mr. Nixon under the MIP for services rendered in fiscal year 2018 is consistent with the compensation objectives of the MIP.

Review Say on Pay Vote.  The Compensation Committee Charter states that the Compensation Committee shall review the results of any advisory shareholder vote on executive compensation required by the SEC rules and consider whether to recommend adjustments to the Company’s executive compensation policies and practices. At the 2018 Annual Meeting, the non‑binding advisory vote on the compensation of the Company’s named executive officers as described in the Proxy Statement for that year received the affirmative vote of the holders of a substantial majority of shares of Common Stock represented in person or by proxy, at the meeting and entitled to vote on the proposal. The Compensation Committee considered the favorable results of the advisory shareholder vote and did not recommend any adjustments to the Company’s executive compensation policies or practices as a result of such advisory shareholder vote.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K and, based on such review, has recommended to the Board of Directors that the disclosure set forth under the heading “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10‑K for the year ended December 31, 2018.

Submitted by the Compensation Committee:

Irving Greenblum, Douglas B. Howland, Peggy J. Newman and Larry Norton

Executive Compensation Tables

The following information is furnished for the fiscal year ended December 31, 2018, with respect to the principal executive officer, the principal chief accounting officer, and the other named executive officer of the Company receiving at least $100,000 in compensation. All cash compensation is paid by IBC, as the Company does not directly pay any cash compensation to the executive officers of the Company. Each of the named executive officers of the Company is an executive officer of IBC.

Summary Compensation Table

The following table sets forth information regarding compensation earned during each of the last three fiscal years by the principal executive officer, the principal chief accounting officer, and the other named executive officer of the Company who received compensation of at least $100,000 for each of the last three completed fiscal years.

						Non‑Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)
Dennis E. Nixon	2018	660,000	—	—	—	1,250,000	191,693	2,101,693
Chairman of the Board	2017	660,000	—	—	—	1,250,000	198,443	2,108,443
President and Director of the Company; CEO and Director of IBC	2016	660,000	—	—	—	1,000,000	182,840	1,842,840
Julie L. Tarvin(7)	2018	169,170	42,376	—	23,560	—	21,362	256,468
Vice President of the Company; CEO of Service Center of IBC	2017	156,155	38,799	—	—	—	20,924	215,878
Judith I. Wawroski(6)	2018	158,833	36,005	—	38,285	—	20,356	253,479
Chief Accounting Officer of the Company; and Executive Vice President of IBC	2017	115,316	26,796	—	—	—	17,694	159,806

(1)	The amounts shown in this column only include the salary paid to the executive officer. All cash compensation paid to the named officers was paid by IBC.
(2)	The amounts shown in this column are discretionary cash bonuses paid to Ms. Tarvin and Ms. Wawroski by IBC.
(3)

The amounts shown in this column represent the aggregate grant date fair value of the Long‑Term Restricted Stock Units or stock‑based compensation granted in the stated fiscal year, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the stock‑based compensation amounts are included in footnote 15 of our audited financial statements for the fiscal year ended December 31, 2018 included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2018. A total of 5,250 incentive stock options were granted to two of the named executive officers in fiscal year 2018.

(4)

Mr. Nixon received non‑equity incentive plan compensation (payable in the form of a cash award) in February 2017, 2018 and 2019 under the MIP for services rendered in 2016, 2017 and 2018, respectively. In prior years, non‑equity incentive plan compensation received by Mr. Nixon was reported under the “Bonus” column, but the Company has determined that such compensation is more appropriately reported under the “Non‑Equity Incentive Plan Compensation” column.

(5)	The amounts shown in the “All Other Compensation” column include the perquisites and personal benefits set forth in the “All Other Compensation Table” below.
(6)

Ms. Wawroski was named Treasurer and Chief Accounting Officer as well as Executive Vice President of our lead Subsidiary Bank, IBC Laredo, on December 21, 2017. Ms. Wawroski has been engaged in our accounting group since she began with us 26 years ago, working her way into a management role, including being promoted to Senior Vice President of IBC Laredo on October 8, 2015.

(7)

Ms. Tarvin was named Vice President of the Company on December 21, 2017. Ms. Tarvin is and has been CEO of IBC’s Service Center, the heart of our transaction‑processing capabilities since October 8, 2015. It is there where she oversees our information technology, including our hardware infrastructure, software and customer interface. Ms. Tarvin began her banking career with us on October 24, 1994 as an operations analyst where she participated in our development of high‑performance budgeting process. Her career progressed from there to financial reporting, where as Senior Vice President, she was instrumental in developing our enterprise risk management and credit administration groups.

All Other Compensation

					Company
			Long Term	Company	and
			Disability &	Contribution	Subsidiary
			Health	to Profit	Bank
		Club	Insurance	Sharing	Director	Housing	Administrative
		Memberships	Premiums	Plans	Fees	Allowance	Services	Airplane	Total
Name	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Dennis E. Nixon	2018	2,686	5,814	14,053	104,900	—	40,000	24,240	191,693
	2017	4,579	4,797	13,467	111,900	—	40,000	23,700	198,443
	2016	4,614	4,435	13,466	106,600	—	40,000	13,725	182,840
Julie L. Tarvin(7)	2018	6,797	5,895	8,670	—	—	—	—	21,362
	2017	7,352	5,758	7,814	—	—	—	—	20,924
Judith I. Wawroski(6)	2018	—	5,887	8,139	—	6,330	—	—	20,356
	2017	—	5,663	5,791	—	6,240	—	—	17,694

(1)

All amounts shown in this column consist of funds contributed or allocated by the Company pursuant to the Company’s Employee Profit Sharing Plan, a deferred profit sharing plan for employees with one year of continual employment.

(2)	Director fees include those fees paid by the Company and subsidiary banks where the named executive officer serves as director. Executive officers do not receive fees for attending committee meetings.
(3)	This amount is for a housing allowance provided to officers of the company and subsidiary banks; the amount paid is the differential between the home loan rate and the cost of funds rate.
(4)	This amount is for personal administrative services provided by Company staff to Mr. Nixon.
(5)

Although Mr. Nixon’s and his family’s personal use of the Company plane is required by the Company for security reasons, the Company still reports for Securities and Exchange Commission disclosure purposes the personal use of the Company plane as a perquisite to  Mr. Nixon. The Company reports use of corporate aircraft by executive officers as a perquisite or other personal benefit unless it is integrally and directly related to the performance of the executive’s duties. The personal use of the aircraft is reported at the Company’s incremental cost. The Company estimates the incremental cost to be equal to the Company’s average incremental operating cost, which includes items such as fuel, maintenance, landing fees, trip‑related permits, trip‑related hanger costs, trip‑related catering, meals and supplies, crew expenses during layovers, and any other expenses incurred or accrued based on the number of hours flown. The Company believes this method fairly approximates the Company’s incremental cost; however, it may overstate the Company’s actual incremental cost in situations where the Company’s aircraft would have flown for business purposes anyway and space would have been available at little or no additional incremental cost to transport the executive or his or her guest(s) who were not traveling for business purposes.

(6)

Ms. Wawroski was named Treasurer and Chief Accounting Officer as well as Executive Vice President of our lead Subsidiary Bank, IBC Laredo, on December 21, 2017. Ms. Wawroski has been engaged in our accounting group since she began with us 26 years ago, working her way into a management role, including being promoted to Senior Vice President of IBC Laredo on October 8, 2015.

(7)

Ms. Tarvin was named Vice President of the Company on December 21, 2017. Ms. Tarvin is and has been CEO of IBC’s Service Center, the heart of our transaction‑processing capabilities since October 8, 2015. It is there where she oversees our information technology, including our hardware infrastructure, software and customer interface. Ms. Tarvin began her banking career with us on October 24, 1994 as an operations analyst where she participated in our development of high‑performance budgeting process. Her career progressed from there to financial reporting, where as Senior Vice President, she was instrumental in developing our enterprise risk management and credit administration groups.

Grants of Plan‑Based Awards

			Estimated Future Payouts Under Non‑Equity			All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
	Grant		Incentive Plan Awards(1)			Underlying	Awards	Option
Name	Date (b)		Threshold (#)	Target (#)	Maximum (#)	Options (#)	($)	Awards(2)
Dennis E. Nixon	02/28/2019		$1,250,000	$1,250,000	$1,250,000
Julie L. Tarvin	04/02/2018	(3)				2,000	$38.30	23,560
Judith I. Wawroski	04/02/2018	(3)				3,250	$38.30	38,285

(1)

In February 2018, the Compensation Committee established performance goals under the MIP that the Company would be required to meet or exceed for the 2018 fiscal year, which were either one of the following ratios: (1) a .90% return on average total assets or (2) a 8% return on average total shareholders’ equity. In February 2019, the Compensation Committee confirmed that at least one of the 2018 performance targets was met and the Compensation Committee awarded $1,250,000 to Mr. Nixon for services rendered during fiscal year 2018.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the stock-based compensation granted in the stated fiscal year, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 15 of our audited financial statements for the fiscal year ended December 31, 2018 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)

These options have a seven year vesting schedule, vesting 5% beginning on the second anniversary, and 10%, 15%, 20%, 25% and 25%, each respective year thereafter.  All the options will expire ten years from the date of grant.

Outstanding Equity Awards at Year End

The following table sets forth 2018 year‑end information regarding outstanding equity awards held by the individuals named in the Summary Compensation Table above. During 2018, the Company granted incentive stock options to certain key employees, including two of the named executive officers.

	Option Awards
		Equity Incentive
		Plan Awards:
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Unearned	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
	Exercisable	Unexercisable	Price ($)	Date
Dennis E. Nixon (1)	—	—	—	—
Julie L. Tarvin	2,500	0	14.73	10/07/2019(2)
	1,750	1,750	21.42	02/19/2014(3)
	1,500	8,500	24.09	08/25/2025(4)
	0	2,000	38.30	04/02/2028(5)
Judith I. Wawroski	1,500	1,500	21.42	02/19/2024(3)
	0	3,250	38.30	04/02/2028(5)

(1)	The Company’s CEO did not have any outstanding equity awards as of December 31, 2018.
(2)	These options were granted on October 7, 2011 and have a six year vesting schedule, vesting 5%, 10%, 15%, 20%, 25% and 25%. All of the options will expire eight years from the date of grant.
(3)

These options were granted on February 19, 2014 and have a seven year vesting schedule, vesting 5% beginning on the second anniversary, and 10%, 15%, 20%, 25% and 25%, each respective year thereafter. All of the options will expire ten years from the date of grant.

(4)

These options were granted on August 25, 2015 and have a seven year vesting schedule, vesting 5% beginning on the second anniversary, and 10%, 15%, 20%, 25% and 25%, each respective year thereafter. All of the options will expire ten years from the date of grant.

(5)

These options were granted on April 2, 2018 and have a seven year vesting schedule, vesting 5% beginning on the second anniversary, and 10%, 15%, 20%, 25% and 25%, each respective year thereafter.  All the options will expire ten years from the date of grant.

Option Exercises

The following table shows the value realized upon the exercise of stock options by each of our named executive officers.  Please see the preceding table for information regarding the vesting schedule for outstanding stock options held by the Company’s named executive officers.

	Option Awards
	Number of
	Shares Acquired	Value Realized
	on Exercise (#)	on Exercise ($)
Dennis E. Nixon	0	0
Julie L. Tarvin	0	0
Judith I. Wawroski	700	23,044

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2018, with respect to the Company’s equity compensation plans:

C
Number of
	A		securities remaining
	Number of		available for
	securities to	B	future issuance
	be issued	Weighted average	under equity
	upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and	warrants and	reflected in
Plan Category	rights	rights	column A)
Equity Compensation plans approved by security holders	788,977	$25.91	10,700
Total	788,977	$25.91	10,700

SECURITY OWNERSHIP OF MANAGEMENT

Based upon information received from the persons concerned, the following individuals and all directors and executive officers of the Company as a group owned beneficially as of April 1, 2019, the number and percentage of outstanding shares of Common Stock indicated in the table below. Except as reflected in the notes to the table, each of the individuals listed owns directly the number of shares indicated in the table and has the sole power to vote and to dispose of such shares.

	Amount and
	Nature of
	Beneficial Ownership	Percent
Name of Beneficial Owner	of Common Stock	of Class
Javier De Anda(1)	12,884	*
Irving Greenblum(2)	568,785	*
Douglas B. Howland	8,303	*
Peggy J. Newman(3)	17,016	*
Dennis E. Nixon(4)	2,444,761	3.72%
Larry A. Norton(5)	122,847	*
Roberto R. Reséndez(6)	45,084	*
A. R. Sanchez Jr.(7)	7,266,867	11.07%
Julie L. Tarvin	12,160	*
Judith I. Wawroski(8)	6,735	*
All Directors and Executive Officers as a group (10 persons)(9)	10,505,442	16.00%

*Ownership of less than one percent

(1)	The holdings shown for Mr. De Anda include 687 shares held in his wife’s name.
(2)

The holdings shown for Mr. Greenblum include 108,331 shares held in a family limited partnership and 321,432 shares held in a family partnership, which he has the power to dispose of and to vote. The holdings for Mr. Greenblum include 24,362 shares held in his wife’s name.

(3)

The holdings shown for Ms. Newman include 7,924 shares held in a marital trust, 7,924 held in a revocable trust, and 1,168 held in a family limited parternship, which she has the power to dispose of and to vote.

(4)	The holdings shown for Mr. Nixon include 173,575 shares held in his wife’s name. Of the shares beneficially owned by Mr. Nixon, 229,179 shares are pledged as collateral.
(5)

The holdings shown for Mr. Norton include 121,917 held in a family limited partnership, which he has the power to dispose of and to vote. The holdings for Mr. Norton include 274 shares held in his wife’s name.

(6)	The holdings shown for Mr. Reséndez include 14,943 shares held in his wife’s name.
(7)

Mr. Sanchez owns directly and has the sole power to vote and to dispose of 2,094,364 shares. The shares shown for Mr. Sanchez include 31,407 shares owned by the A.R. Sanchez, Jr. Non Exempt Spousal Trust. Mr. Sanchez serves as a trustee and has the sole power to vote and dispose of such shares. The shares shown for Mr. Sanchez also include 1,759,838 shares held by trusts in which various family members, including his children, have a vested interest in the income and corpus and for which Mr. Sanchez serves as co‑trustee. Mr. Sanchez has shared power to vote and to dispose of 1,759,838 shares. The totals for Mr. Sanchez also reflect (i) 767,439 shares held by a limited partnership, the managing general partner of which is a corporation of which Mr. Sanchez is the president and chairman of the board; and (ii) 2,613,819 shares held by the A. R. “Tony” and Maria J. Sanchez Family Foundation, of which Mr. Sanchez is a director. Of the shares beneficially owned by Mr. Sanchez, 1,418,931 shares are pledged as collateral.

(8)	Of the shares beneficially owned by Ms. Wawroski, 900 shares are pledged as collateral.
(9)	The holdings shown for all directors and executive officers as a group include 7,250 shares issuable upon the exercise of currently exercisable options.

PRINCIPAL SHAREHOLDERS

Insofar as is known to the Company, no person beneficially owned, as of April 1, 2019, more than five percent of the outstanding Common Stock of the Company, except as follows:

	Amount and Nature of	Percent
	Beneficial Ownership	of
Name and Address of Beneficial Owner	of Common Stock	Class
A. R. Sanchez Jr.(1)	7,266,867	11.07%
P.O. Box 2986
Laredo, Texas 78040
BlackRock, Inc.(2)	6,616,984	10.00%
55 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.(3)	5,654,077	8.54%
100 Vanguard Blvd.
Malvern, PA 19355
Dimensional Fund Advisors LP(4)	4,885,204	7.38%
Building one 6300 Bee Cave Road
Austin, TX 78746

(1)

Mr. Sanchez owns directly and has the sole power to vote and to dispose of 2,094,364 shares. The shares shown for Mr. Sanchez include 31,407 shares owned by the A.R. Sanchez, Jr. Exempt Trust. Mr. Sanchez serves as a trustee of both of these trusts and has the sole power to vote and dispose of such shares. The shares shown for Mr. Sanchez also include 1,759,838 shares held by trusts in which various family members, including his children, have a vested interest in the income and corpus and for which Mr. Sanchez serves as co‑trustee. Mr. Sanchez has shared power to vote and to dispose of 1,759,838 shares. The totals for Mr. Sanchez also reflect (i) 767,439 shares held by a limited partnership, the managing general partner of which is a corporation of which Mr. Sanchez is the president and chairman of the board; and (ii) 2,613,819 shares held by the A. R. “Tony” and Maria J. Sanchez Family Foundation, of which Mr. Sanchez is a director.

(2)

BlackRock, Inc. (“Blackrock”) is a parent holding company of BlackRock Advisers, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock (Netherlands) B.V., BlackRock Japan Co., Ltd., and BlackRock Investment Management, LLC, which are now included as subsidiaries of BlackRock for purposes of reporting. Blackrock has sole voting power over 6,483,030 shares and sole dispositive power over 6,616,984 shares. Information relating to this shareholder is based on the shareholder’s Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2019.

(3)

The Vanguard Group, Inc. (“Vanguard”) is a parent holding company of Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd (‘VIA”), which are now included as wholly‑owned subsidiaries of Vanguard for purposes of reporting, who beneficially own, in the aggregate, 5,654,077 shares. Vanguard has sole voting power over 56,143 shares and sole dispositive power over 5,595,602 shares. Vanguard also has shared voting power over 7,293 shares and shared dispositive power over 58,475 shares. Information related to this shareholder is based on the shareholder’s Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2019.

(4)

Dimensional Fund Advisors LP (“Dimensional”) is an investment advisor and beneficially owns 4,885,204 shares. Dimensional has sole voting power over 4,802,511 shares and sole dispositive power over 4,885,204 shares. Information related to this shareholder is based on the shareholder’s Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2019.

CEO PAY RATIO

As a result of the adopted rules under the Dodd‑Frank Wall Street Reform and Consumer Protection Act, the SEC requires that the Company disclose a ratio that compares the annual total compensation of our median employee to that of our CEO. In order to determine the median employee, the Company prepared a list of all employees as of December 31, 2017, along with the gross wages reported on IRS Form W‑2 for 2017. Gross wages reported on IRS form W‑2 for 2017 were annualized for those employees that were not employed by us for the full year.  As permitted under the SEC rules, we are using the same median employee for our 2018 pay ratio disclosure that we used for 2017.

After identifying our median employee using the gross wages reported for each employee on Form W‑2, other than Mr. Nixon, we then calculated that employee’s annual total compensation using the same methodology used for our named executive officers as set forth in the 2018 Summary Compensation Table above. The annual total compensation for 2018 for Mr. Nixon was $2,101,693 and for the median employee was $24,584.12. The resulting ratio of the CEO’s pay to that of the median employee for 2018 was estimated to be 85.5 to 1.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Some of the directors, executive officers and nominees for directors of the Company and principal shareholders of the Company and their immediate families and the companies with which they are associated were customers of, and had banking transactions with, the Company’s subsidiary banks in the ordinary course of their business during 2018, and the Company anticipates that such banking transactions will continue in the future. All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, which indebtedness is fully performing and complies with Federal lending restrictions included in section 22(h) of the Federal Reserve Act (12 U.S.C. 375b). The indebtedness, in the opinion of management of the Company, did not involve more than a normal risk of collectability or present other unfavorable features. All credit transactions or other transactions with the subsidiary banks of the Company involving executive officers or directors of the Company are reviewed and approved by at least a majority of the disinterested directors of the respective subsidiary bank.

Policies and Procedures for Related Person Transactions

The Company monitors its business dealings and those of its directors and executive officers to determine whether any existing or proposed transactions would constitute a related‑party transaction requiring approval under the Company’s related person transactions policy. The Company’s related person transactions policy is embodied in the International Bancshares Corporation and Subsidiary Banks and Affiliated Companies Code of Ethics and Business Conduct, or Code of Ethics. All business transactions between the Company and any Company director, principal shareholder, officer or employee or his or her immediate family (or entity in which he or she has a substantial interest) must be fully disclosed and approved in advance. In the event the value of any transaction with a customer that may result in a benefit to an officer, director or employee exceeds $120,000, disclosure must be made to the appropriate Compliance Contact as designated in the Code of Ethics. No officer or employee of the Company shall be a regular supplier or purchaser of goods or services to or from the Company under our Code of Ethics.

The Code of Ethics also requires directors and executive officers to notify the Company of any relationships or transactions that may present a potential conflict of interest. Our directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related‑party transactions. The Company’s Statement of Company Policy on Securities Trades by Directors, Officers and Employees was revised to specifically prohibit directors or employees from purchasing financial instruments designed to hedge or offset any decrease in the market value of equity securities granted as compensation or held directly or indirectly by such director or employee.

When the Company becomes aware of a proposed or existing transaction with a related party, the Company’s chief executive officer, in consultation with management determines whether the transaction would constitute a related‑party transaction requiring approval under this policy. If such a determination is made, the chief executive officer and management determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. The non‑employee directors would also review in executive session any related person transaction that is required to be disclosed pursuant to the SEC’s regulations. Any violation of the Code of Ethics will result in disciplinary action up to and including termination from the Board and/or employment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, its executive officers and any persons holding more than ten percent of our outstanding Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file such reports by the applicable dates during 2018.  Other than the initial Form 3s filed for each of Ms. Tarvin and Ms. Wawroski, the Company is not aware of any missed or late filings by such covered individuals during 2018. In making these disclosures, the Company has relied solely on written representations of its directors, executive officers and ten percent shareholders and copies of the reports that they have filed with the SEC.

STOCK REPURCHASES

On April 9, 2009, the Board of Directors established a formal stock repurchase program that authorized the repurchase of up to $40,000,000 of our Common Stock within the following twelve months, and the Company has continuously extended the repurchase program for subsequent twelve month periods since then, including on March 15, 2018, when the Board of Directors extended the repurchase program and again authorized the repurchase of up to $40,000,000 of our Common Stock during the twelve month period commencing on April 9, 2018 and ending on April 9, 2019.

Share repurchases may be made from time to time through the open market or through private transactions, or in connection with the cashless exercise of stock options of the Company. The following table includes information about share repurchases for the quarter ended December 31, 2018.

			Shares
			Purchased as	Approximate
	Total		Part of a	Dollar Value
	Number of	Average	Publicly‑	of Shares
	Shares	Price Paid	Announced	Available for
	Purchased	Per Share	Program	Repurchase(1)
October 1 ‑ October 31, 2018	—	—	—	$39,943,000
November 1 ‑ November 30, 2018	—	—	—	39,943,000
December 1 ‑ December 31, 2018	553,300	34.31	553,300	20,957,000
Total	553,300	$34.31	553,000

(1)	The repurchase program was extended on March 15, 2018 and allows for the repurchase of up to an additional $40,000,000 of treasury stock through April 9, 2019.

PROPOSAL—2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Board of Directors has appointed the firm of RSM US LLP, to audit the consolidated financial statements of the Company and its subsidiaries for the 2019 fiscal year. The same firm audited the consolidated financial statements of the Company and its subsidiaries for the 2018 and 2017 fiscal years. The firm was initially retained on August 24, 2007. Representatives of RSM US LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit services rendered by RSM US LLP for the fiscal year ended December 31, 2018 included the annual audit of the Company’s consolidated financial statements, which are included in reports to shareholders and the SEC, and consultation on accounting and related matters and services performed in connection with other regulatory filings.

Ratification of the appointment of independent auditors is not a matter which is required to be submitted to a vote of shareholders, but as a matter of good corporate governance, the Board of Directors considers it appropriate for the shareholders to express whether they ratify the appointment. If shareholder ratification is not obtained, the Board would consider an alternative appointment for the succeeding fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE APPOINTMENT OF RSM US LLP AS THE INDEPENDENT AUDITORS.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote thereon will constitute approval.

Principal Accountant Fees and Services

The table below sets forth the aggregate fees billed to the Company for the years ended December 31, 2018 and 2017 by the Company’s principal accounting firm, RSM US LLP. Effective August 16, 2016, RSM US LLP merged with the Company’s tax advisor, Padgett, Stratemann & Co., LLP, and the Audit Committee approved the continued engagement of RSM US LLP for allowable tax services for the years ended December 31, 2018 and 2017. None of the audit‑related fees or tax fees billed in 2018 or 2017 were provided under the de minimis exception to the Audit Committee preapproval requirements.

	December 31,
	2018	2017
Audit Fees(1)	$1,356,460	$1,521,534
Audit-Related Fees	—	—
Audit and Audit-Related Fees	1,356,460	1,521,534
Tax Fees(2)	211,000	214,650
All Other Fees	—	—
Total Fees	$1,567,460	$1,736,184

(1)

Audit fees consist of fees and direct expenses billed for professional services rendered in connection with the audit of the annual consolidated financial statements of the Company, quarterly financial statements included in Forms 10‑Q, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)	Tax Fees consisted of fees for tax consultation and tax compliance services.

Policy on Audit Committee Preapproval of Services

The Audit Committee has considered whether the provision of services covered in billings included under the “Tax Fees” and “All Other Fees” categories listed above is compatible with maintaining the principal auditors’ independence. The Audit Committee has concluded that the provisions of such services would not jeopardize the independence of RSM US LLP as the Company’s principal auditors. The Audit Committee’s Charter requires that the Audit Committee preapprove all audit and non‑audit services, including tax services, to be provided to the Company by the independent accountants, provided, however, that the Audit Committee may specifically authorize its Chairman to preapprove the provision of any non‑audit service to the Company. Preapproval is sought for each particular service and is subject to specific engagement authorization from the Audit Committee. These services may include audit services, audit‑related services, tax services and other services. The procedures for preapproving all audit and non‑audit services to be provided to the Company by the independent accountants include the Audit Committee’s review of a categorized budget for all audit services, audit‑related services, tax services and other services. Audit Committee approval would be required to exceed the budgeted amount for a particular category or to engage the independent accountants for any services not set forth in the budget. The Audit Committee periodically monitors the services rendered by and actual fees paid to the outside accountants to ensure that the services and amounts are within the parameters approved by the Audit Committee or the Chairman of the Audit Committee. In addition to conducting the Company’s 2018 audit, the Audit Committee has preapproved RSM US LLP to provide non‑audit services, including tax services.

Audit Committee Report

The Company’s Audit Committee is responsible for providing objective and independent oversight of the Company’s accounting functions and internal controls. Such oversight responsibility includes, but is not limited to, making recommendations concerning the engagement of independent auditors, reviewing the consolidated financial statements and the scope of the independent annual audit, reviewing and reassessing the adequacy of the Audit Committee’s charter, reviewing with the independent auditors the results of their audit, considering the range of audit and non‑audit fees, monitoring internal financial and accounting controls and performing such other oversight functions as may be requested from time to time by the Board of Directors. The Audit Committee reviewed internal controls independently of management and corporate staff and reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2018, with management and the independent auditors. Management has the responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements and the independent auditors have the responsibility for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with generally accepted U.S. accounting principles.

In view of the foregoing, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management;
•	discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications With Audit Committees; and
•

received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communications With Audit Committees Concerning Independence, as currently in effect, regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Based on the review and discussions with management and the Company’s independent auditors referenced above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2018 filed with the SEC.

The Board of Directors has determined that the members of the Audit Committee are “independent” as defined in the applicable Nasdaq Marketplace Rules. Moreover, the Board has determined that Douglas B. Howland is an audit committee financial expert within the meaning of the SEC rules. The Audit Committee has adopted a written charter, which is available on the Company’s website at www.ibc.com.

This report is submitted on behalf of the Audit Committee.

Douglas B. Howland, Larry A. Norton, Javier de Anda and Roberto R. Reséndez

This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL—3

NON‑BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the SEC rules, we are providing our shareholders at the Annual Meeting with the opportunity to cast a non‑binding advisory vote on the compensation of the Company’s named executive officers, dubbed “say‑on‑pay,” as described in this Proxy Statement through the following resolution:

“RESOLVED, that the holders of the Company’s Common Stock approve the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2019 Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Executive Compensation tables and the related footnotes and narrative following the tables).”

Because the say‑on‑pay shareholder vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. The Compensation Committee may take into account the outcome of the vote, however, when considering future executive compensation decisions for our named executive officers.

The SEC rules also require shareholders to vote regarding the frequency of the say‑on‑pay. In 2013, the Company included a separate proposal on the frequency of the say‑on‑pay vote in the proxy statement for that year. The one‑year option received the highest number of votes cast by the shareholders and is deemed to be the frequency that is preferred by the shareholders of the Company. Accordingly, the Board of Directors decided to include this non‑binding advisory vote proposal in this Proxy Statement.

Our executive compensation programs and policies are designed to attract and retain well‑qualified executive leadership; provide incentives for achievement of corporate goals and individual performance; provide incentives for long‑term shareholder return; and align interests of management with those of the shareholders to encourage continuing growth in shareholder value. The Compensation Committee believes the Company’s executive compensation policies and programs and the compensation decisions in 2018 described in this Proxy Statement appropriately reward our named executive officers for their performance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, at the Annual Meeting and entitled to vote on this proposal is required for the advisory approval of this proposal. Broker non‑votes, if any, will have no effect on the result of the vote.

PROPOSAL—4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE NON-BINDING SAY-ON-PAY VOTE

In accordance with provisions in the Dodd-Frank Act and the SEC rules, the shareholders of the Company have an opportunity every six years to vote on the frequency of the advisory vote on executive compensation, and the Company last  included such a separate proposal in its 2013 proxy statement.  You may vote that the Company has the advisory vote on executive compensation every year, every two years or every three years or you may abstain.

The Board of Directors recommends that you vote in favor of an annual advisory vote on executive compensation. While there are also valid arguments for a biennial or triennial vote, we believe holding annual advisory votes on executive compensation is consistent with current industry practices and shareholder preferences.

As this is an advisory vote, the result will not be binding, although the Company will consider the outcome of the vote and disclose its decision as to frequency by filing a Current Report on Form 8-K.

The following resolution sets forth this proposal:

"RESOLVED, that the holders of the Company's common stock indicate by their vote on this resolution, whether the advisory vote on executive compensation should be (i) every year, (ii) every two years, or (iii) every three years."

The Board of Directors recommends that you vote in favor of holding the advisory vote on executive compensation every year.

Vote Required

The frequency option (1, 2 or 3 years) that receives the highest number of votes cast by shareholders will be deemed to be the frequency that is preferred by the shareholders of the Company. The Company will consider the frequency preferred by the shareholders, but the vote will not be binding on the Company. Abstentions and broker non-votes, if any, will have no effect on the result of the vote.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

The 2020 Annual Meeting of Shareholders will be held on or about Monday, May 18, 2020. In connection with the Company’s next annual meeting, shareholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a‑8 under the Securities Exchange Act of 1934 may be brought before an annual meeting pursuant to Article II, Section 12 of the Company’s Bylaws, which provides that business at an annual meeting of shareholders must be (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in Section 12 of the Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in Section 12.

For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Company at 1200 San Bernardo Avenue, Laredo, Texas 78042 not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The Company’s 2020 Annual Meeting is scheduled for on or about Monday, May 18, 2020. Thus, a shareholder notice must be received by the Company no later than March 20, 2020 and no earlier than February 18, 2020. If the date of the 2020 Annual Meeting is changed, these dates may change. Such shareholder’s notice is required to set forth, as to each matter the shareholder proposes to bring before an annual meeting, certain information specified in the Bylaws. A copy of the Bylaws of the Company may be obtained from the Secretary of the Company at the address set forth above.

Proposals from shareholders which are intended to be included in the Company’s proxy statement relating to the 2020 Annual Meeting must comply with Rule 14a‑8 under the Securities Exchange Act of 1934, which requires that the notice be received at the Company’s principal executive offices not less than 120 calendar days before the one year anniversary date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting, and accordingly must be received in writing by the Company at its principal executive offices at the address set forth above no later than December 16, 2019.

OTHER MATTERS

No business other than the matters set forth in this Proxy Statement is expected to come before the Annual Meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the nominees for director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for such substitute nominee(s) as the Board of Directors recommends, or in the absence of such recommendation, such other persons as they consider to be in the best interests of the Company.

INTERNATIONAL BANCSHARES CORPORATION

Dennis E. Nixon President and Chairman

Dated: April 15, 2019

THE COMPANY’S 2018 ANNUAL REPORT IS BEING FURNISHED WITH THIS PROXY STATEMENT TO SHAREHOLDERS OF RECORD AS OF THE RECORD DATE. THE COMPANY WILL PROVIDE SHAREHOLDERS WITH A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10‑K, FOR THE PERIOD ENDED DECEMBER 31, 2018, WITHOUT CHARGE, UPON WRITTEN REQUEST ADDRESSED TO THE TREASURER OF THE COMPANY AT THE ADDRESS LISTED BELOW. THE COMPANY’S ANNUAL REPORT ON FORM 10‑K AND THE EXHIBITS FILED WITH IT ARE ALSO AVAILABLE ON OUR WEBSITE AT WWW.IBC.COM UNDER THE HEADING “INVESTORS” IN THE SECTION FOR “SEC FILINGS.” ADDITIONALLY, THIS ENCLOSED PROXY STATEMENT AND THE ACCOMPANYING ANNUAL REPORT ARE AVAILABLE ON OUR WEBSITE AT WWW.IBC.COM UNDER THE HEADING “INVESTORS” IN THE SECTION FOR “SEC FILINGS.” ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS OUR PROXY STATEMENT AND FORM 10‑K AT HTTPS://MATERIALS.PROXYVOTE.COM/459044, WHICH DOES NOT HAVE “COOKIES” THAT IDENTIFY VISITORS TO THE SITE.

INTERNATIONAL BANCSHARES CORPORATION

P. O. Drawer 1359

Laredo, Texas 78042‑1359

(956) 722‑7611 Extension 26205

4815‑1364‑9249.1

INTERNATIONAL BANCSHARES CORPORATION For the Annual Meeting of Shareholders Called for May 20, 2019 The undersigned shareholder(s) of International Bancshares Corporation, a Texas corporation (the ‘‘Company’’), hereby revoking all proxies previously granted appoint(s) Irving Greenblum, Larry A. Norton and Javier De Anda and each of them, as Proxies, each with power to appoint his substitute, and hereby authorize(s) them to vote, as designated below, all the shares of the Company’s Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held on Monday, May 20, 2019 at 5:00 P.M., local time, and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present: 1. ELECTION OF DIRECTORS. Nominees: J. De Anda, I. Greenblum, D. B. Howland, P. J. Newman, D. E. Nixon, L.A. Norton, R.R. Resendez, A. R. Sanchez, Jr. FOR , all nominees listed above 0 FOR , all nominees listed above, except for the nominee(s) set forth on the line below 0 WITHHOLD AUTHORITY, to vote for all nominees listed above 0 (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.) The Board of Directors recommends a vote FOR all nominees. PROPOSAL TO RATIFY THE APPOINTMENT OF RSM US LLP, as the independent auditors of the Company for the fiscal year ending December 31, 2019. 2. FOR 0 AGAINST 0 ABSTAIN 0 The Board of Directors recommends a vote FOR the above ratification. PROPOSAL TO CONSIDER AND VOTE ON a non-binding advisory resolution to approve the compensation of the Company’s named executives as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation in the Proxy Statement. 3. FOR 0 AGAINST 0 ABSTAIN 0 The Board of Directors recommends a vote FOR the above proposal. (Continued on reverse side)

4. PROPOSAL TO CONSIDER AN ADVISORY VOTE regarding the frequency of the advisory approval of the Company’s executive compensation; and 1 YEAR 0 2 YEARS 0 3 YEARS 0 ABSTAIN 0 The Board of Directors recommends a vote FOR the 1 YEAR option. 5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. Any of the Proxies, or their respective substitutes, who shall be present and acting at the Annual Meeting shall have and may exercise all of the powers hereby granted. EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE THEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED ‘‘FOR’’ ALL THE NOMINEES, ‘‘FOR’’ THE ONE YEAR FREQUENCY OPTION IN PROPOSAL 4, AND ‘‘FOR’’ PROPOSALS 2, AND 3 ABOVE. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN SECTION 5. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company dated April 15, 2019. Dated: , 2019 Signature(s) (Signature should agree with name of Stock Certificate as stenciled thereon. Executors, Administrators, Trustees, etc. should so indicate when signing). THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO ITS EXERCISE RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE I do do not plan to attend the Annual Meeting of Shareholders.